Exhibit 10.2

Execution Version

JPMorgan Chase Bank, N.A. 2200 Ross Avenue 9th Floor Dallas, TX 75201	Bank of America, N.A. 100 Federal St. Boston, MA 02110	Wells Fargo Bank, National Association 125 High Street 11th Floor Boston, MA 02110

November 2, 2020

Tuesday Morning, Inc.

6250 LBJ Freeway

Dallas, Texas 75240

Attention: Steven R. Becker

Email: sbecker@tuesdaymorning.com

Re: Commitment Letter

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement dated as of August 18, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”), among Tuesday Morning, Inc., a Delaware corporation (the “Borrower” or “you”), Tuesday Morning Corporation, a Delaware corporation (“Parent”), TMI Holdings, Inc., a Delaware corporation (“Intermediate Holdings” and together with Parent, “Holdings”), the other Guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent for itself and the lenders (in such capacities, the “Agent”), and (b) that certain Senior Secured Super Priority Debtor-In-Possession Credit Agreement dated as of May 29, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”), among the Borrower, Holdings, the other Guarantors, the lenders party thereto, and JPM, as administrative agent and collateral agent for itself and the lenders. Unless specifically defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Prepetition Credit Agreement or the DIP Credit Agreement, as context requires.

1.	Commitments

You have requested that each of JPM, Bank of America, N.A and Wells Fargo Bank, N.A. (collectively, the “Lenders” or “we”) commit to provide a portion of a senior secured revolving credit facility in an aggregate amount of $110,000,000 (the “Facility”). The Lenders are pleased to advise you of their respective several commitments to each provide a portion of the Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (this “Commitment Letter”) and in the Term Sheet attached hereto as Annex A (the “Term Sheet”). The commitment of each Lender is set forth next to such Lender’s name on Annex B attached hereto.

2.	Titles and Roles.

It is agreed that JPM will act as the sole and exclusive administrative agent, and as the sole and exclusive lead arranger and bookrunner for the Facility; provided that the Borrower acknowledges and agrees that the commitments of JPM to act as administrative agent and to provide a portion of the Facility may be assumed by an affiliated bank and JPM may assign some or all of its rights and delegate some or all of its responsibilities hereunder to J.P. Morgan Securities LLC or another affiliate. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and JPM shall so agree.

3.	Conditions to Commitments

The Lender’s respective commitments hereunder are subject to:

a.	the Agent’s receipt of counterparts of this Commitment Letter duly executed by the Agent, the Borrower and the Lenders;

b.	the satisfaction of each condition precedent set forth in the Term Sheet in the section titled “Initial Conditions”; and

c.	your compliance with the terms of this Commitment Letter.

The terms and conditions of the Lenders’ commitment hereunder are limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Agent, the Lenders and the Borrower.

4.	Information

You agree to promptly prepare and provide to the Lenders all information with respect to the Borrower and the transactions contemplated hereby (the “Transactions”), including all financial information and projections (the “Projections”). You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Lenders by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lenders by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that the Lenders may use and rely on the Information and Projections without independent verification thereof.

5.	Indemnity

You agree (a) to indemnify and hold harmless the Lenders and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facility, the use of the proceeds thereof, or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct or gross negligence of such indemnified person and (b) to reimburse the Lenders and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, consultant's fees and expenses (if any), travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter, and the definitive documentation relating to the Facility) or the administration, amendment, modification or waiver thereof. You also agree that no indemnified person shall have any liability to you for any special, indirect, consequential or punitive damages. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an electronic platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the Facility or in connection with its activities related to the Facility, and you agree, to the extent permitted by applicable law, to not assert any claims against any indemnified person with respect to the foregoing.

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You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Lenders and the other indemnified persons.

6.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Lenders may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Lenders hereunder. The Lenders shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Lenders and any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transactions and otherwise. Neither the Lenders nor any of their respective affiliates will use confidential information obtained from you by virtue of the Transactions or their other relationships with you in connection with the performance by the Lenders or any of their respective affiliates of services for other companies, and neither the Lenders nor any of their respective affiliates will furnish any such information to other companies. You also acknowledge that the Lenders and their respective affiliates have no obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other companies.

You agree that the Lenders and their respective affiliates will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and their respective affiliates and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Lenders and, if applicable, their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Lenders and, if applicable, their respective affiliates, are acting solely as a principal and have not been, are not and will not be acting as advisors, agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person and (iii) the Lenders and, if applicable, their respective affiliates, have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lenders or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to you with respect thereto, and (iii) the Lenders are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Lenders of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of the Borrower. The Borrower agrees that it will not assert any claim against the Lenders based on an alleged breach of fiduciary duty by the applicable Lender in connection with this Commitment Letter and the transactions contemplated hereby.

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You further acknowledge that the Lenders and their respective affiliates are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lenders and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lenders, any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors (other than commercial lenders) who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (c) pursuant to your or your subsidiaries’ bankruptcy cases (in which case, you agree, to the extent not prohibited by law, to inform the Administrative Agent promptly thereof and to request to file the Fee Letter under seal), and (d) to the office of the U.S. Trustee, the bankruptcy court (subject to the preceding clause (c)), and on a confidential and “professional eyes only” basis to advisors to any statutory committee appointed in your or your subsidiaries’ bankruptcy cases, provided that, the foregoing restrictions shall cease to apply (except in respect of Section 8 hereof and the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you. Officers, directors, employees and agents of the Lenders and their respective affiliates shall at all times have the right to share amongst themselves information received from you and your affiliates and your officers, directors, employees and agents. Notwithstanding the foregoing, it is agreed and understood that you and your subsidiaries shall be permitted to disclose this Commitment Letter and the Fee Letter and the contents thereof to the bankruptcy court (in the case of the Fee Letter, pursuant to a request to file under seal) to the extent disclosure thereof is necessary or advisable to consummate the transactions contemplated herein.

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8.            Fees. As consideration for the agreements of the Lenders hereunder, you agree to pay to JPM, for the ratable benefit of each of the Lenders (including JPM in its capacity as a Lender), upfront fees in an amount equal to 0.75% of the commitment under the Facility held by such Lender on the closing date of the Facility (such date, the “Closing Date” and such fees, the “Upfront Fees”). The Upfront Fees shall be due and payable in full on the Closing Date.

In addition, as consideration for the agreements of JPM hereunder, you agree to pay the fees set forth in the fee letter dated the date hereof and delivered in connection herewith (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder and under the Fee Letter shall not be refundable under any circumstances and shall be paid in U.S. dollars in immediately available funds.

9.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Lenders (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Term Sheet and the Fee Letter set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

The reimbursement, indemnification and confidentiality provisions contained herein, in the Fee Letter and in the Term Sheet shall remain in full force and effect regardless of whether definitive documentation relating to the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Lenders’ respective commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facility upon the effectiveness thereof, and thereafter such provisions in this Commitment Letter shall have no further force and effect.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You hereby authorize the Lenders, at their own expense, but without any prior approval by you, to publish such tombstones and give such other publicity to the Facility as it may from time to time determine in their respective discretion. The foregoing authorization shall remain in effect unless the Borrower notifies the Lenders in writing that such authorization is revoked.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Central time, on November 6, 2020. The Lenders’ respective commitments and agreements herein will expire at such time in the event the Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the Term Sheet supersede any and all prior versions hereof and thereof.

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The Lenders’ respective commitments hereunder (a) may be terminated at any time by the Borrower, with or without cause, effective upon receipt by Agent of notice to that effect from the Borrower, and (b) will otherwise terminate on December 31, 2020, in each case, unless the closing of the Facility on the terms and subject to the conditions contained herein and in the applicable definitive documentation relating to the Facility has been consummated on or before such date.

The Lenders are pleased to have been given the opportunity to assist you in connection with this important financing.

[Signature Pages Follow]

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Very truly yours,

JPMORGAN CHASE BANK, N.A., as the Agent and Lender

By:	/s/ Jon Eckhouse
Name: Jon Eckhouse
Title: Authorized Officer

[Signature Page to ABL Commitment Letter – Tuesday Morning]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Jai Alexander
Name: Jai Alexander
Title: Director

[Signature Page to ABL Commitment Letter – Tuesday Morning]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Andrew Cerussi
Name: Andrew Cerussi
Title: Senior Vice President

[Signature Page to ABL Commitment Letter – Tuesday Morning]

Accepted and agreed to as of the date first written above by:

BORROWER:

TUESDAY MORNING, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

[Signature Page to ABL Commitment Letter – Tuesday Morning]

ANNEX A

TERM SHEET

[See Attached]

SENIOR SECURED CREDIT FACILITY

Term Sheet

November 2, 2020

This Term Sheet is delivered with a commitment letter of even date herewith (the “Commitment Letter”) from the Lenders party thereto to the Borrower in connection with the Revolving Facility (as defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Commitment Letter.

I.	Parties

Borrower:	Tuesday Morning, Inc., a Texas corporation (the “Borrower”).

Lead Arranger and Bookrunner:	JPMorgan Chase Bank, N.A. (“JPMCB” and in such capacity, the “Lead Arranger”).

Administrative Agent:	JPMCB (in such capacity, the “Administrative Agent”).

Co-Syndication Agents:	Wells Fargo Bank, N.A. (“WFB”) and Bank of America, N.A. (“BofA”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMCB, BofA, and WFB (collectively, the “Lenders”).

II.            Revolving Credit Facility

Type and Amount of Facility:	Three - year revolving asset-based credit facility (the “Revolving Facility”) in the amount of $110,000,000 (the “Revolving Commitment” and the loans thereunder, the “Revolving Loans”).

Increase in Revolving Commitment:	On or subsequent to the Closing Date, the Borrower will be able to, at its option, and subject to customary conditions, request an increase in the Revolving Commitment by up to $40,000,000 (not to exceed a total of $150,000,000) by obtaining additional commitments from one or more Lenders or, with the consent of the Administrative Agent, but without the consent of any other Lenders, from other entities.

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the third anniversary thereof (the “Revolving Credit Termination Date”).

Availability under the Revolving Facility will be subject to the Borrowing Base referred to below. “Availability” means, at any time, an amount equal to (i) the amount by which the Line Cap (as defined below) at such time exceeds the aggregate amount of Revolving Loans and LC Obligations on such date, minus (ii) solely during the period commencing on the Closing Date to and including the first anniversary of the Closing Date, an availability block in an amount equal to the greater of (A) $10,000,000 and (B) 10% of the Line Cap (the “Availability Block”). By way of example and illustration, Annex II attached hereto sets forth a sample calculation of Availability for the Closing Date (which example would also apply to the calculation of Availability for the period commencing on the Closing Date to and including the first anniversary of the Closing Date). “Line Cap” means an amount equal to the lesser of (a) the aggregate amount of all Revolving Commitments and (b) the then applicable Borrowing Base. For the avoidance of doubt, bank products shall not count as Revolver Loans or LC Obligations, including for purposes of calculating Availability; provided that bank products shall be taken into account for purposes of determining the bank products reserve.

Letters of Credit:	A portion of the Revolving Facility not in excess of $15,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMCB, BofA and WFB (in such capacity, each an “Issuing Lender”) with individual sublimits for each Issuing Lender. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above). The Letter of Credit sublimit may be increased pursuant to a Letter of Credit Increase Event, on terms and conditions similar to the prepetition credit agreement.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) by 1:00 p.m. (Dallas, Texas time) (or such later time as the Administrative Agent may agree) within one business day following receipt by the Borrower of notice from the relevant Issuing Lender. To the extent that the Borrower does not so reimburse the applicable Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Letters of credit issued under the Prepetition Credit Agreement shall be deemed issued and outstanding under the Credit Agreement and shall constitute “Letters of Credit” under the Credit Agreement.

Swing Line Loans:	The Credit Agreement shall not include a subfacility for swingline loans.

Overadvances and Protective Advances:	The Credit Agreement shall include provisions regarding overadvances and protective advances substantially consistent with those contained in the Prepetition Credit Agreement.

Borrowing Base:	The “Borrowing Base” will equal, at any time of calculation, the sum of:

(a) 90% of the face amount of Eligible Credit Card Receivables; plus

(b)         (i) during the period from January 1 through September 30 of each year, 90% of the NOLV of Eligible Inventory and (ii) during the period from October 1 through December 31 of each year, 92.5% of the NOLV of Eligible Inventory; plus

(c)         with respect to Eligible Letters of Credit, (i) during the period from January 1 through September 30 of each year, 90% of the NOLV of the Inventory supported by Eligible Letters of Credit and (ii) during the period from October 1 through December 31 of each year, 92.5% of the NOLV of the Inventory supported by Eligible Letters of Credit; minus

(d)         availability reserves.

The eligibility criteria and the Administrative Agent’s discretionary rights to establish and change reserves shall be substantially consistent with the Prepetition Credit Agreement; provided that, notwithstanding anything in the Prepetition Credit Agreement to the contrary, the Administrative Agent shall have the ability to establish or change reserves upon not less than 3 calendar days’ prior notice to the Borrower or immediately if an event of default exists; provided that the Borrower shall not be permitted to request Revolving Loans or Letters of Credit during such 3 calendar day notice period to the extent the borrowing of such Revolving Loans or the issuance of such Letters of Credit would cause Availability to be less than $0 (determined as if such new or changed reserve were in effect as of the time of such borrowing or issuance, as applicable).

Maturity:	The Revolving Credit Termination Date.

V.            Purpose; Certain Payment Provisions

Purpose:	The proceeds of borrowings under the Revolving Facility may be used by the Borrower (i) for payments of certain fees, costs and expenses in connection with the Borrower’s exit from chapter 11 and refinancing certain debt in connection therewith (including, without limitation, the DIP Credit Agreement), (ii) to provide for the working capital needs of the Borrower and its subsidiaries, (iii) to pay the fees and expenses related to the Revolving Facility, and (iv) for other general corporate purposes.

Fees and Interest Rates:	As set forth on Annex I.

Mandatory Prepayments:	The Credit Agreement will contain a mandatory prepayment provision that, subject to exceptions to be agreed, will require a prepayment of amounts outstanding under the Revolving Facility, including:

(i)            the amount necessary to eliminate any Borrowing Base deficiency; and

(ii)            in the event the aggregate amount of unrestricted cash and cash equivalents of the Loan Parties and their subsidiaries (the “Consolidated Cash Balance”) exceeds $20,000,000 (as reflected in any Consolidated Cash Balance Report (as defined below); it being understood that credit card receivables shall be excluded from the calculation of the Consolidated Cash Balance) at any time Revolving Loans are outstanding, an amount equal to the lesser of (A) the amount of such excess and (B) the amount necessary to repay all outstanding Revolving Loans.

Voluntary Prepayments/ Commitment Reductions:	Permitted in whole or in part, with prior written notice but without premium or penalty, subject to limitations as to minimum amounts of prepayments or commitment reductions, as applicable, and customary indemnification for breakage costs in the case of prepayment of Eurodollar Loans other than on the last day of a related interest period.

VI.	Collateral and Other Credit Support

Collateral:	Subject to customary exceptions regarding excluded assets to be agreed (“Excluded Assets”), the Revolving Facility will be secured by (a) a first priority perfected security interest in all of the Revolving Facility Priority Collateral (as defined below) of the Loan Parties, and (b) a second priority perfected security interest in all of the GUC Note Priority Collateral (as defined below) (collectively, the “Collateral”). The Collateral will also secure bank products (including ACH transactions, credit card transactions, cash management services and the items listed on Schedule 1.01(a) to the DIP Credit Agreement) owing to the Administrative Agent and swap agreements owing to any Lender or its affiliates. For the avoidance of doubt, the Collateral shall not include any Excluded Assets.

“Revolving Facility Priority Collateral” means all present and after-acquired tangible and intangible assets of the Loan Parties other than GUC Note Priority Collateral and Excluded Assets. Without limiting the foregoing, Revolving Facility Priority Collateral shall include all accounts, payment intangibles, inventory, tax refunds, cash, deposit accounts and securities accounts (other than any deposit account or securities account (or amounts on deposit therein) established solely to hold identified proceeds of GUC Note Priority Collateral, which for the avoidance of doubt, shall not be required to be subject to account control agreements), commodities accounts, insurance proceeds related to assets included in the Borrowing Base, insurance policies covering the Revolving Facility Priority Collateral and the proceeds thereof, business interruption insurance proceeds, investment property (excluding the Pledged Equity (as defined below)), general intangibles, chattel paper, documents, supporting obligations, certain other assets (including certain equipment and intellectual property) and books and records related to the foregoing and, in each case, proceeds thereof.

“GUC Note Priority Collateral” means all tangible and intangible assets of the Loan Parties consisting of real property, fixtures, equipment, intellectual property (excluding equipment and intellectual property constituting Revolving Facility Priority Collateral), all equity interests in the Borrower and its subsidiaries (the “Pledged Equity”), all books and records relating to the foregoing and all proceeds of the foregoing, but excluding Excluded Assets.

Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the GUC Note Priority Collateral and the Revolving Facility Priority Collateral will be subject to an intercreditor agreement which (a) shall contain subordination provisions with respect to payments under the GUC Note consistent with the terms set forth herein and (b) shall be in form and substance satisfactory to the Administrative Agent, the administrative agent and/or collateral agent under the GUC Note and the Borrower (the “Intercreditor Agreement”).

Guaranties:	Parent, Intermediate Holdings and each direct or indirect Subsidiary of the Borrower shall unconditionally guarantee all of the indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Loan Documents as well as obligations in respect of secured bank products (including ACH transactions, credit card transactions and cash management services) owing to the Administrative Agent and swap agreements owing to any Lender or its affiliates. The Borrower and the Guarantors are referred to herein collectively as the “Loan Parties”.

VII.        Certain Conditions

Initial Conditions:	The availability of the Revolving Facility shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”) on or before [_______], 2020:

(a)            The Borrower shall have executed and delivered satisfactory definitive financing documentation with respect to the Revolving Facility, including a credit agreement (the “Credit Agreement”), security documents and other legal documentation (collectively, together with the Credit Agreement, the “Loan Documents”) mutually satisfactory to the Borrower and the Lenders.

(b)            The Lenders, the Lead Arranger and the Administrative Agent shall have received all fees required to be paid and all expenses for which invoices have been presented, on or before the Closing Date.

(c)            All governmental and third party approvals necessary in connection with the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries (including shareholder approvals, if any) shall have been obtained on satisfactory terms and shall be in full force and effect.

(d)            The terms of (i) the Borrower’s chapter 11 plan of reorganization (the “Plan of Reorganization”) and (ii) all orders of the Court (as defined in the DIP Credit Agreement) approving the Plan of Reorganization, the Revolving Facility, the Commitment Letter and the Fee Letter, or affecting the rights, remedies and obligations of the Administrative Agent and the Lenders hereunder and thereunder, shall be in form and substance acceptable to the Lenders in all material respects.

(e)            The Plan of Reorganization shall have been confirmed by a final order entered by the Court (the “Confirmation Order”) in form and substance acceptable to the Lenders in all material respects, and which has not been stayed by the Court or by any other court having jurisdiction to issue any such stay. The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan of Reorganization, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, order of the Court, and any applicable local bankruptcy rules. Moreover, (i) the time to appeal the Confirmation Order or to seek review, rehearing or certiorari with respect to the Confirmation Order must have expired, (ii) unless otherwise waived by the Lenders, no appeal or petition for review, rehearing or certiorari with respect to the Confirmation Order may be pending and (iii) the Confirmation Order must otherwise be in full force and effect. The effective date of the Plan of Reorganization shall have occurred or shall occur concurrently with the closing of the Revolving Facility.

(f)            The Court shall have entered an order, in form and substance acceptable to the Administrative Agent, approving the Commitment Letter and the Fee Letter.

(g)            The representations and warranties set forth in the Credit Agreement shall be true and correct in all material respects (without duplication of any materiality qualification applicable thereto) as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(h)            The Administrative Agent shall have received such closing documents as are customary for transactions of this type or as it may reasonably request, including but not limited to resolutions, good standing certificates, incumbency certificates, insurance certificates, a solvency certificate from the chief financial officer, lender’s loss payable and additional insured endorsements, opinions of counsel, organizational documents, collateral releases from prior lenders, consents, financing statements and similar filings, all in form and substance reasonably acceptable to the Administrative Agent and its counsel.

(i)            The Administrative Agent or its designee shall have conducted a satisfactory review of the Borrower’s insurance coverage and all documentation related thereto.

(j)            The Administrative Agent shall have received a Borrowing Base Certificate as of a date specified by the Administrative Agent with customary supporting documentation and supplemental reporting to be agreed upon between the Administrative Agent and the Borrower.

(k)            The corporate structure, capital structure, other debt instruments, material accounts and governing documents of the Loan Parties shall be acceptable to the Administrative Agent.

(l)            No event, development or circumstance shall have occurred since the petition date (excluding the pendency of the bankruptcy cases) that has or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole.

(m)            Repayment in full of all obligations under existing loan facilities (including the Prepetition Credit Agreement, the DIP Credit Agreement and that certain Senior Secured Super Priority Debtor-In-Possession Delayed Draw Term Loan Agreement dated as of July 10, 2020, among the Borrower, the lenders party thereto and Franchise Group, Inc., as administrative agent), termination of the commitments thereunder and release of all liens, if any, granted thereunder.

(n)            All legal (including tax implications) and regulatory matters shall be satisfactory to the Administrative Agent and Lenders, including but not limited to compliance with all applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System. The Administrative Agent’s counsel shall have completed all legal due diligence.

(o)            The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(p)            The Administrative Agent and each requesting Lender shall have received at least five days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender.

(q)            Liens in favor of the Administrative Agent creating (i) a first priority security interest in the Revolving Facility Priority Collateral and (ii) a second priority security interest in the GUC Note Priority Collateral, in each case shall have been perfected.

(r)            Minimum Availability (which for the avoidance of doubt will be calculated after giving effect to the Availability Block) for the Borrower at closing of $25,000,000.

(s)            The Administrative Agent shall have received executed copies of the promissory note issued to the general unsecured creditors of the Borrower and its subsidiaries pursuant to the Plan of Reorganization (the “GUC Note”) and all material agreements executed in connection therewith, which shall contain terms and conditions reasonably satisfactory to the Administrative Agent and the Lenders.

(t)            The Administrative Agent shall have entered into the Intercreditor Agreement with the administrative agent and/or collateral agent under the GUC Note, containing terms and conditions satisfactory in all respects to the Administrative Agent, the Lenders and the Borrower.

On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Loan Documents; (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, (c) after giving effect to the requested extension of credit, Availability shall not be less than $0, (d) after giving effect to the requested extension of credit (net of any substantially concurrent use of the proceeds of such extension of credit), the Consolidated Cash Balance shall not exceed $20,000,000 and (e) in the case of any request for a Letter of Credit, the LC Conditions (to be defined substantially consistent with the definition thereof in the Prepetition Credit Agreement) shall be satisfied.

VIII.            Certain Documentation Matters

Documentation Principles:	The Credit Agreement and the other Loan Documents shall be customary for transactions of this type and substantially consistent with the Prepetition Credit Agreement and the other loan documents executed in connection therewith as modified (a) to reflect the consummation of the transactions to occur on or prior to the Closing Date, including the Loan Parties’ emergence from chapter 11 in accordance with the Plan of Reorganization and (b) to reflect this Term Sheet, and subject to the terms hereof and other adjustments as agreed to by the Administrative Agent and the Borrower. The Credit Agreement shall include appropriate market updates for syndicated credit facilities, including with respect to successor LIBOR provisions, FinCEN Beneficial Ownership provisions and QFC provisions. The foregoing provisions shall be referred to herein, collectively, as the “Documentation Principles”.

Representations and Warranties:	The Credit Agreement shall contain representations and warranties that are usual and customary for a facility of this type and consistent with the Documentation Principles.

Affirmative Covenants:	The Credit Agreement shall contain affirmative covenants that are usual and customary for a facility of this type and consistent with the Documentation Principles, including the following:

(a)            the Borrower shall deliver monthly financial statements; provided that, after the one year anniversary of the Closing Date, if (i) a Spring-out Event (as defined below) has occurred and (ii) no Cash Dominion Trigger Period exists, the Borrower may deliver quarterly financial statements;

(b)            the Borrower shall deliver Borrowing Base Certificates on a monthly basis, or if a Liquidity Event exists, on a weekly basis;

(c)            the Borrower shall deliver information with respect to the Consolidated Cash Balance (a “Consolidated Cash Balance Report”) concurrently with the delivery of Borrowing Base Certificates in form and substance to be agreed to by the Borrower and the Administrative Agent; and

(d)            the Borrower will furnish to the Administrative Agent prompt written notice of any material casualty or condemnation event.

The term “Liquidity Event” shall be defined in the Credit Agreement to mean the occurrence of a date when (a) Availability on such date shall have been less than the greater of (i) 17.5% of the Line Cap and (ii) $20,000,000, in either case for five consecutive Business Days, until such date as (b) Availability on such date shall have been at least equal to the greater of (i) 17.5% of the Line Cap and (ii) $20,000,000 for 30 consecutive calendar days. For the avoidance of doubt, the “Liquidity Event” concept shall only be used with respect to triggering the weekly Borrowing Base reporting obligation referenced in subsection (b) above.

Financial Covenants:	Minimum fixed charge coverage ratio of at least 1.0 to 1.0 to be triggered in the event that Availability is less than the greater of (a) $10,000,000 and (b) 15% of the Line Cap (the “FCCR Test Amount”), and to remain effective at all times thereafter until Availability exceeds the FCCR Test Amount for 30 consecutive days.

Negative Covenants:	The Credit Agreement shall contain negative covenants that are usual and customary for a facility of this type and consistent with the Documentation Principles, including the following:

(a)            limitations on debt and liens; provided that the debt and liens negative covenants shall permit the incurrence of the obligations under the GUC Note and, subject to the Intercreditor Agreement, the liens securing the obligations under the GUC Note;

(b)            limitations on payments of principal and cash payments of interest on the GUC Note; provided that such payments shall be permitted subject to satisfaction of the Payment Conditions (as defined below); and

(c)            limitations on restricted payments (including dividends and distributions); provided that cash restricted payments shall be permitted subject to satisfaction of the Payment Conditions.

“Payment Conditions” shall mean, as to any action, (i) the absence of any event of default, (ii) minimum pro forma Availability of not less than the greater of (A) $25,000,000 and (B) 25% of the Line Cap, and (iii) a pro forma fixed charge coverage ratio of not less than 1.1 to 1.0.

Cash Dominion:	The Borrower and its subsidiaries will be subject to cash dominion for the life of the Revolving Facility. Funds deposited into any depository account (other than an amount up to $5,000 that can be kept in each account for overdraft protection) will be swept on a daily basis into a blocked account with the Administrative Agent (the “Concentration Account”). Other than during a Cash Dominion Trigger Period (defined below), collections which are received into the Concentration Account shall be deposited into the Borrower’s operating account. During a Cash Dominion Trigger Period, collections which are received into the Concentration Account shall be used to reduce amounts owing under the Revolving Facility. A “Cash Dominion Trigger Period” shall commence when either (i) an event of default has occurred and is continuing or (ii) Availability is less than the greater of (a) $20,000,000 and (b) 20% of the Line Cap and shall continue until (x) Availability remains in excess of the greater of (a) $20,000,000 and (b) 20% of the Line Cap for 60 consecutive days and (ii) no default is continuing. Notwithstanding the foregoing or any amount of Availability, a Cash Dominion Trigger Period shall be deemed to be in effect at all times prior to the first anniversary of the Closing Date (the “Initial Cash Dominion Trigger Period”). The Initial Cash Dominion Trigger Period shall continue beyond the first anniversary of the Closing Date until Availability remains in excess of the greater of (a) $25,000,000 and (b) 25% of the Line Cap for 60 consecutive days and (ii) no default is continuing (a “Spring-out Event”). A Cash Dominion Trigger Period may be discontinued no more than 2 times during the life of the Revolving Facility. The appropriate documentation, including blocked account and/or lockbox agreements acceptable to the Administrative Agent, will be required for all depository accounts of the Borrower and the other Loan Parties and the provisions of the Credit Agreement related thereto shall be substantially similar to Section 5.12(d) of the DIP Credit Agreement.

Events of Default:	The Credit Agreement shall contain events of default that are usual and customary for a facility of this type and consistent with the Documentation Principles.

Defaulting Lenders:	Documentation will include customary provisions regarding defaulting Lenders.

Field Examinations:	Field examinations will be conducted once in each twelve (12) month period at the Borrower’s expense to ensure the adequacy of Borrowing Base collateral and related reporting and control systems; provided that a second field examination may be performed at the Borrower’s expense in such twelve month period if Availability falls below the greater of (a) $25,000,000 and (b) 25% of the Line Cap during such twelve month period; provided further, that there shall be no limitation on the number or frequency of field examinations that may be performed at the Borrower’s expense if a Specified Event of Default (as defined in the Prepetition Credit Agreement, but also to include events of default related to the failure to timely deliver financial statements and breaches of the financial covenant) shall have occurred and be continuing. The foregoing shall not limit the number of field examinations that can be performed by the Administrative Agent at its own expense.

Appraisals:	Inventory appraisals will be conducted once in each twelve (12) month period at the Borrower’s expense; provided that, a second inventory appraisal may be performed at the Borrower’s expense in such twelve month period if Availability falls below the greater of (a) $25,000,000 and (b) 25% of the Line Cap during such twelve month period; provided further, that there shall be no limitation on the number or frequency of inventory appraisals that may be performed at the Borrower’s expense if a Specified Event of Default shall have occurred and be continuing. The foregoing shall not limit the number of appraisals that can be performed by the Administrative Agent at its own expense.

Expenses and Indemnification:	The Credit Agreement shall contain indemnification and expense reimbursement provisions substantially similar to those contained in the Prepetition Credit Agreement, subject to modifications to be agreed to by the Administrative Agent and the Borrower.

Governing Law:	This Term Sheet, the Commitment Letter and the Fee Letter are, and the Loan Documents will be, governed by the internal laws of the State of New York.

Counsel to the Administrative Agent and the Lead Arranger:	Vinson & Elkins LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to (a) the CB Floating Rate (such loans herein referred to as “CBFR Loans”) plus the Applicable Margin or (b) the Adjusted LIBO Rate (such loans herein referred to as “Eurodollar Loans”) plus the Applicable Margin; provided, that all Swing Line Loans shall bear interest at a rate per annum equal to the CBFR plus the Applicable Margin.

The Applicable Margins shall initially be (a) 2.75% in the case of Eurodollar Rate Loans and (b) 1.75% in the case of CBFR Loans, in each case during the twelve (12) month period commencing on the Closing Date. The Adjusted LIBO Rate shall have a floor of 0.50% at all times.

LIBOR Discontinuation:	The Credit Agreement will contain provisions to be mutually agreed with respect to a replacement of the Adjusted LIBO Rate.

Performance Pricing:	Commencing twelve (12) months after the Closing Date, the Applicable Margins will be subject to performance pricing adjustments as set forth in the pricing grid attached hereto.

Interest Payment Dates:	In the case of CBFR Loans, interest shall be payable on the first calendar day following the end of each fiscal quarter (but in any event, not less frequently than cash interest payments are required to be paid under the GUC Note), upon any prepayment due to acceleration and at final maturity.

In the case of Eurodollar Loans, interest shall be payable in arrears on the last day of each interest period and, in the case of an interest period longer than three months, quarterly, upon any prepayment and at final maturity.

Commitment Fee:	A commitment fee equal to 0.50% per annum on the average daily unused portion of the Revolving Commitment, payable quarterly in arrears to the Administrative Agent for the ratable benefit of the Lenders from the Closing Date until termination of the Revolving Commitment.

Letter of Credit Fees:	Letter of Credit: A letter of credit fee, equal to (i) for “standby” Letters of Credit, the Applicable Margin for Eurodollar Loans multiplied by the average daily Stated Amount of outstanding Letters of Credit, and (ii) for “commercial” Letters of Credit, 50% of the Applicable Margin for Eurodollar Loans multiplied by the average daily Stated Amount of outstanding “commercial” Letters of Credit, in each case, payable quarterly in arrears to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lenders).

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

Fronting Fee: A fronting fee of 0.125% per annum of the face amount of each Letter of Credit issued shall be payable to the applicable Issuing Lender, together with any documentary and processing charges in accordance with such Issuing Lender's standard schedule for such charges with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of each letter of credit and each drawing made thereunder.

Upfront Fees:	As described in Section 8 of the Commitment Letter.

Agent and Arranger Fees:	Such additional fees payable to the Administrative Agent and the Lead Arranger as are specified in the Fee Letter.

Default Rate:	During the continuance of an event of default, the applicable interest rate and Letter of Credit Fee will be increased by 2% per annum (and new Eurodollar Loans may be suspended). Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to CBFR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of CBFR Loans) for actual days elapsed.

PRICING GRID

Excess Availability	Revolver Eurodollar Applicable Margin	Revolver CBFR Applicable Margin
≥ $50,000,000	2.25%	1.25%
< $50,000,000 but ≥ $30,000,000	2.50%	1.50%
< $30,000,000	2.75%	1.75%

From and after the first anniversary of the Closing Date, the applicable margins and fees shall be determined in accordance with the foregoing table based on the Borrower’s average quarterly Availability, as determined by the Administrative Agent’s system of records. Adjustments, if any, to the applicable margins shall be made on a quarterly basis and shall be effective on the first day of each fiscal quarter of the Borrower. If the Borrower fails to deliver any Borrowing Base Certificate to the Lender at the time required pursuant to the Credit Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until five days after such Borrowing Base Certificate is so delivered.

Annex II

ILLUSTRATIVE EXAMPLE OF MINIMUM OPENING AVAILABILITY

		Prior to $10 million Liquidity block	Net of $10 million Liquidity block
Exit ABL Facility

Inventory Balance		100,000	100,000
Borrowing Base %	90.0%
NOLV %	82.4%
Gross Advance Rate	74.2%
Net Advance Rate (net of shrink, damages other reserves)	71.5%

Gross Projected Availability		71,481	71,481
Liquidity Event Reserve		-	(10,000)
Letters of Credit Outstanding		(10,823)	(10,823)

Gross Availability (net of Advances, Reserves)		60,658	50,658

Projected Borrowings at Exit		25,000	25,000

Net Projected Availability at Exit		$35,658	$25,658

ANNEX B

COMMITMENTS

Lender	Commitment Amount
JPMorgan Chase Bank, N.A.	$40,000,000.00
Bank of America, N.A.	$40,000,000.00
Wells Fargo Bank, N.A.	$30,000,000.00
Total:	$110,000,000.00